As filed with the Securities and Exchange Commission on April 18, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAKKT HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	98-1550750
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10000 Avalon Boulevard, Suite 1000

Alpharetta, Georgia 30009

(Address of Principal Executive Offices, including zip code)

Stand-Alone Inducement Performance Unit Agreement

Stand-Alone Inducement Restricted Stock Unit Agreement

(Full title of the plan)

Andrew Main

President and Co-Chief Executive Officer

10000 Avalon Boulevard, Suite 1000

Alpharetta, Georgia 30009

(678) 534-5849

(Name, address and telephone number, including area code, of agent for service)

Copies to:

J. Matthew Lyons Austin D. March Wilson Sonsini Goodrich & Rosati, P.C. 900 S. Capital of Texas Highway Las Cimas IV, 5th Floor Austin, TX 78746 (512) 338-5400	Marc D’Annunzio General Counsel 10000 Avalon Boulevard, Suite 1000 Alpharetta, Georgia 30009 (678) 534-5849

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Bakkt Holdings, Inc. (the “Registrant” or the “Company”) is filing this registration statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register an aggregate of 1,619,143 shares of Class A Common Stock of the Registrant issuable upon the vesting and settlement of performance-based restricted stock units (the “Inducement PSUs”) and service-based restricted stock units (“Inducement RSUs” and together with the Inducement PSUs, the “Inducement Grant”) to be granted to Akshay Naheta as inducement for acceptance of employment with the Registrant as Co-Chief Executive Officer pursuant to the Stand-Alone Performance Unit Agreement and Stand-Alone Inducement Restricted Stock Unit Agreement, respectively. The Inducement Grant will be granted outside of the Registrant’s stockholder-approved 2021 Omnibus Incentive Plan (the “Plan”) in reliance on the inducement award exception under NYSE Listing Rule 303A.08.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participant(s) in the Inducement Grant covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates by reference the following documents that the Registrant has previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 19, 2025 (the “Annual Report”);

(b)

The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into the Annual Report, filed with the SEC on April  19, 2024, to the extent incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 17, 2025, March 20, 2025, and March 31, 2025; and

(d)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39544) filed with the SEC on October 15, 2021, pursuant to Section  12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including Exhibit 4.9 of the Annual Report.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC (including, without limitation, information furnished under Item 2.02 or Item 7.01 of Current Reports on Form 8-K and the exhibits related to such items furnished under Item 9.01) shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporate Law (“DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Company’s Certificate of Incorporation contains provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.

Any amendment, repeal or elimination of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Company’s bylaws (“By-Laws”) provide that the Company will indemnify its directors and officers, and may indemnify its employees, agents and any other persons, to the fullest extent permitted by the DGCL. The Company’s By-Laws also provide that the Company must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Company has entered into or will enter into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Company, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Company to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Company believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in the Company’s Certificate of Incorporation, By-Laws and the indemnification agreements that the Company has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Company’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Company’s directors and executive officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

The Company has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Company’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by the Company to these directors and executive officers pursuant to the Company’s indemnification obligations or otherwise as a matter of law.

Certain of the Company’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the board of directors.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation of the Registrant, as amended, as currently in effect (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on July 9, 2024).

4.2	By-Laws of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed with the SEC on October 21, 2021).

4.3	Specimen Class A Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed with the SEC on October 21, 2021).

4.4	Form of Performance Stock Unit Agreement by and between Bakkt Holdings, Inc. and Akshay Naheta.

4.5	Form of Restricted Stock Unit Agreement by and between Bakkt Holdings, Inc. and Akshay Naheta.

5.1	Opinion of Wilson Sonsini Goodrich and Rosati, P.C.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3	Consent of Wilson Sonsini Goodrich and Rosati, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

107	Filing Fee Table

Item 9. Undertakings.

A.	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on the 18th day of April, 2025.

BAKKT HOLDINGS, INC.

By:	/s/ Andrew Main
Andrew Main
President and Co-Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Andrew Main, Akshay Naheta, Marc D’Annunzio, Karen Alexander and Joseph Henderson, and each or any one of them, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Andrew Main Andrew Main	President, Co-Chief Executive Officer and Director (Principal Executive Officer)	April 18, 2025

/s/ Karen Alexander Karen Alexander	Chief Financial Officer (Principal Financial Officer)	April 18, 2025

/s/ Joseph Henderson Joseph Henderson	Chief Accounting Officer (Principal Accounting Officer)	April 18, 2025

/s/ Colleen Brown David C. Clifton	Director	April 18, 2025

/s/ David C. Clifton David C. Clifton	Director	April 18, 2025

/s/ Sean Collins Sean Collins	Director	April 18, 2025

/s/ De’Ana Dow De’Ana Dow	Director	April 18, 2025

/s/ Michelle Goldberg Michelle Goldberg	Director	April 18, 2025

Signature	Title	Date

/s/ Akshay Naheta Akshay Naheta	Co-Chief Executive Officer and Director	April 18, 2025

/s/ Jill Simeone Jill Simeone	Director	April 18, 2025

/s/ Gordon Watson Gordon Watson	Director	April 18, 2025